UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

Aspen Exploration Corporation
(Name of small business as specified in its charter)

Delaware	0-9494	84-0811316
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
(Address of principal executive offices) (Zip Code)

Telephone number, including Area code (303) 639-9860

Not applicable
Former name or former address if changed since last report

Item 1.01 – Entry Into a Material Definitive Agreement

     On February 13, 2007, Aspen Exploration Corporation entered into a participation agreement with Nautilus Poplar, LLC by which Aspen agreed to and did purchase a working interest in certain oil producing assets that Nautilus, on the same day, acquired from Ballard Petroleum Holdings, LLC. Neither Nautilus nor Ballard are affiliates of, or otherwise related to, Aspen. The assets acquired include about 22,600 acres located within the East Poplar Unit and Northwest Poplar Field in Roosevelt County, Montana (the “Poplar Field”). As a result of the purchase by Nautilus, an affiliate, Nautilus Technical Group, LLC of Denver, CO, will be the operator of the field pursuant to a joint operating agreement.

     On February 13, 2007 (but effective as of January 1, 2007), Nautilus acquired an average of approximately a 95% working interest in a large number of oil and gas leases, 38 producing oil wells, and production and storage facilities in the Poplar Field. The purchase price paid to Ballard for the transaction was $11.1 million, and Aspen’s share of the purchase price was $1,387,500 (being 12.5% of the purchase price). The average net revenue interest that Nautilus acquired is greater than 80%.

     Aspen’s interest in revenues from the Poplar Field will remain at 12.5% of the total interest acquired by Nautilus (about a 10% net revenue interest based on an average 80% NRI) until Aspen receives a return of 110% of its investment. Thereafter, Aspen’s interest will be reduced to 10% of that acquired by Nautilus (approximately an 8.0% net revenue interest to Aspen).

     Upon the acquisition of the Poplar Field by Nautilus from Ballard, Nautilus conveyed a 12.5% working interest in the assets it acquired to Aspen. Aspen paid 12.5% of the costs of the acquisition (approximately $53,750 to Aspen’s interest) as well as the purchase price, and will be responsible for 12.5% of further expenditures attributable to the interests acquired. Aspen used its cash on hand, proceeds of a bank loan that Aspen acquired, and proceeds from the sale of investment securities that Aspen owned. Aspen paid a portion of the purchase price ($375,000 to Aspen’s interest) by agreeing to be responsible for 12.5% of a $3,000,000 loan obtained by Nautilus in connection with the purchase.

     The Poplar Field underlies approximately 22,600 net acres which have 3-D seismic data coverage. About 67% of the acreage is within the Fort Peck Reservation or on neighboring Indian allotted lands. About 10% of the acreage is leased from the United States Bureau of Land Management, and the remaining leases are from private individuals (fee lands). The acquisition does include a small amount of fee land in which Aspen has a working interest. The current production rate is 230 BOPD from 38 producing wells completed in the Heath and the Charles “A”, “B”, and “C” intervals. The average net revenue interest is greater than 80%. The crude oil is 40° API sweet and is readily marketed at the lease boundary. All produced water is disposed within the Unit boundary.

     Nautilus has proposed, and as a condition to the acquisition of the interests Aspen accepted, proposed workover activities during the first two quarters of 2007 aggregating in total cost to Nautilus’ interest $1,630,000 (approximately $203,750 to Aspen’s interest). Nautilus anticipates that there will be other workover activities during the second half of 2007 amounting to up to an additional $1.6 million dollars, but these have not been specified and no approval has yet been requested. The additional 2007 workover expenses will depend, to some extent, on the results of the activities during the first six months of 2007. The workover activities planned for the first half of 2007 include activities intended to increase oil production and recoverable reserves from the Poplar Field by:

1.	Completing 2 permitted water injection wells and placing 5 currently shut-in wells back on production.

2.	Increasing production rates in existing producing wells.

3.	Enhancing the water disposal facilities in the Field.

4.	Recompleting behind pipe zones in existing wells.

5.	Interpreting a 3D seismic survey over the 22,600 acres to determine the optimal placement for infill drilling locations and potential locations for tests in other reservoirs.

     Nautilus expects that work on the field enhancement will begin in March 2007. Nautilus’ ability to achieve its goals is subject to risks normally associated with oil producing activities. Many of these risks are set forth in Aspen’s most recent annual report on Form 10-KSB which are incorporated herein by reference.

     Aspen and Nautilus believe that oil exists below the currently-producing horizons. In the Participation Agreement, Aspen and Nautilus agreed to permit another participant, HRC Partners, and affiliate of Hunter Energy, Inc. of Denver, Colorado, to drill the lower formations. Aspen will make a determination whether to participate in such activities when they are presented to Aspen for consideration.

     Aspen’s oil and gas activities have most-recently been centered around gas exploration in northern California. Aspen’s participation in this acquisition will provide Aspen with diversification into long-lived oil reserves exhibiting a low decline rate, a potential decrease in depreciation, depletion and amortization expense, and a potential increase in Aspen’s net proved reserves of about 50% (based on Aspen’s preliminary review of the information presented by Nautilus).

Item 2.01 Completion of Acquisition or Disposition of Assets

     Because this acquisition did not involve more than 10% of Aspen’s assets (as reflected by the balance sheet included with Aspen’s most recent quarterly report on Form 10-QSB) and is not itself a business, this item is not applicable and Aspen does not believe that the financial statements required by Item 9.01 are required to be presented.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

10.1	Participation Agreement between Aspen Exploration Corporation and Nautilus Poplar, LLC

99.1	Press release dated February 13, 2007.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of February 2007.

Aspen Exploration Corporation

By:/s/ Robert A. Cohan Robert A. Cohan, Chief Executive Officer and Chief Financial Officer